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                                                                   EXHIBIT 10.33

September 22, 2000

J. Michael Jenkins
27562 Gable Street
Capistrano Beach, CA  92624

Dear Mike:

         We are pleased to offer you the position of President and Chief Executive Officer of Diedrich Coffee, Inc. (the "Company"). This is a critical position with responsibility for increasing shareholder value, aggressively growing the Company and evolving the Company's strategic vision. Additionally, this position carries Board Member and Company Officer responsibility. As you know, we are currently the second largest specialty Coffee Company in the United States with plans to expand significantly in the future. We view this as a unique opportunity to create something really special.

Our offer is as follows:

o Base salary - $5,769.23 per week (paid on a bi-weekly basis) which equates to $300,000 annually at the completion of one full year of employment. Wages are reviewed annually as anniversary dates are reached.
o Incentive/Bonus plan - Recognizing that the fiscal budget will be in place when you commence, we will guarantee a $100,000 bonus for fiscal 2000/2001 provided that you are still employed by the Company on the first anniversary of the date hereof. Prior to the beginning of fiscal 2001/2002, the Compensation Committee of the Board of Directors will present a bonus plan based on specific objectives and targets. This plan will be competitive with the market and the Company.
o Stock Options - The Company will issue you options to purchase 500,000 shares of common stock of Diedrich Coffee. The strike price will be the closing share price of Diedrich Coffee's common stock as reported on the NASDAQ national stock market on Friday September 22, 2000. These options will vest over 4 years at a rate of 25% per year. These options would fully vest in the event of a change of control, as defined in the stock option agreement. This option grant will be subject to stockholder approval, which will be sought at the annual meeting to be held before the end of this calendar year. The Board reviews issuance of additional stock options annually.
o Vacation - You will be entitled to 3 weeks of vacation during your first year of employment. Additional vacation time will be earned as plan eligibility requirements are met.


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o    Benefits - You will participate in the company's executive benefits plan. A copy is attached. The benefit program may be modified from time to time.
o    401(k) participation based on plan eligibility criteria.
o Employment at will - you may resign at any time and Diedrich Coffee may terminate your employment at any time, with or without cause or notice.
o Termination not for cause - Should your employment be terminated for reasons other than cause (cause is defined as: i) willful or gross neglect of duties for which employed, or ii) willful misconduct or gross negligence in the performance of such duties, all of such facts to be determined in good faith by the Board of Directors of the Company, after you have been given written notice of your purported willful misconduct or gross negligence and have failed to alter your inappropriate conduct within 30 days after you have received such written notice, or iii) a termination due to you committing a felony for which you are convicted with no further rights of appeal) you will be entitled to bi-weekly payments equal to one year of your then current salary. In any event, these payments would cease if you accept other employment or accept work as an independent contractor. Additionally, this benefit would not apply in the event of your death or inability to perform the job due to disability.
o    Position reports directly to the Board of Directors of Diedrich Coffee.
o    Start date will be September 27, 2000.

We look forward to your early response in becoming part of our team and feel you will enjoy your return to Orange County. Please confirm your acceptance of this offer by signing and returning an executed copy to Matt Kimble.

Very truly yours,


John Martin
Chairman of the Board, Diedrich Coffee Inc.

I accept the position of President and Chief Executive Officer, Diedrich Coffee Inc., effective September 27, 2000 on the above terms and conditions.


/s/ J. MICHAEL JENKINS                      September 22, 2000
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    J. Michael Jenkins                             Date